                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               Sysco Corporation
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

                                  [SYSCO LOGO]

                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 6, 1998

To The Stockholders of Sysco Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation (the "Company"), will be held November 6, 1998, at 10:00 a.m., at the Omni Houston Hotel located at Four Riverway, Houston, Texas, for the following purposes:

          A. To elect five directors for terms of office as shown in the attached Proxy Statement.

          B. To approve the Sysco Corporation Non-Employee Directors Stock Plan as set forth in the attached Proxy Statement.

          C. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only Common Stockholders of record on the books of the Company at the close of business on September 11, 1998, will be entitled to vote at the meeting.

     We hope you will be able to attend the meeting in person but if you cannot be present, it is important that you sign, date and promptly return the enclosed proxy in order that your vote may be cast at the meeting.

                                                       JOHN F. WOODHOUSE
                                                       Chairman of the Board

Dated: September 25, 1998
Enclosure:

     A copy of the Annual Report of Sysco Corporation for the fiscal year ended June 27, 1998, containing financial statements, is enclosed herewith.

                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                                PROXY STATEMENT

                                                              September 25, 1998

     The following information is furnished in connection with the solicitation of proxies for the 1998 Annual Meeting of Sysco Corporation (hereinafter called the "Company").

     A form of proxy for use at the meeting is enclosed. Any stockholder who executes and delivers a proxy has the right to revoke the same at any time before it is voted. The solicitation of proxies is made by and on behalf of the management of the Company.

     The cost of solicitation of proxies will be borne by the Company. The Company will authorize banks, brokerage houses and other custodians, nominees or fiduciaries to forward copies of proxy materials to the beneficial owners of shares or to request authority for the execution of the proxies and will reimburse such banks, brokerage houses and other custodians, nominees or fiduciaries for their out-of-pocket expenses incurred in connection therewith. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies from such nominees and certain individual stockholders, in writing or by telephone, at an estimated fee of $7,000 plus reimbursement for reasonable out-of-pocket expenses. This Proxy Statement and form of proxy were first mailed to stockholders on or about September 25, 1998.

     As of September 11, 1998, the record date, there were outstanding 334,679,271 shares of the Company's Common Stock, $1 par value ("Common Stock"). The holders of Common Stock vote as a single class and are entitled to one vote per share, noncumulative. As of September 11, 1998, no person or group was known to the Company to own more than five percent of the Company's Common Stock. All directors and executive officers of the Company as a group (22 persons) owned beneficially 3,940,572 shares (constituting approximately 1.18%) of the Company's outstanding Common Stock as of September 11, 1998. It is expected that shares held by directors and executive officers of the Company will be voted in favor of each proposal. As stated in the Notice of Annual Meeting of Stockholders attached hereto, only holders of Common Stock of record at the close of business on September 11, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer book will not be closed.

                             ELECTION OF DIRECTORS

     Five directors are to be elected. The Company's bylaws provide for the election of directors for staggered terms, with each director serving a three-year term. The Board of Directors has nominated five directors, Gordon M. Bethune, Colin G. Campbell, Frank A. Godchaux III, Frank H. Richardson and John
F. Woodhouse, for three-year terms of office. The proxyholders intend to vote for the first five persons named below as directors. The remaining ten persons named in the table set forth on page 3 will continue in office for the terms which expire at the Annual Meeting of Stockholders in the year opposite their respective names.

     Management recommends that the five nominees named below be elected to the Board of Directors for the above-referenced terms of office. The five nominees have consented to being named in the Proxy Statement and to serve if elected. Unless otherwise directed in the proxy form, the proxyholders intend to vote in favor of electing Messrs. Bethune, Campbell, Godchaux, Richardson and Woodhouse as directors for three-year terms of office and until their respective successors are elected and shall qualify.

     The following information has been furnished to the Company by the five members of the Board of Directors who are nominees for election or reelection at the 1998 Annual Meeting:

     GORDON M. BETHUNE, 57, was elected by the Board as a director of the Company in September 1998. Mr. Bethune is Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc. and has served in that capacity since 1996. Prior to joining Continental Airlines in 1994 as President and Chief Operating Officer, he was Vice President and General Manager of the Renton Division of the Commercial Airline Group of Boeing Corporation.

     COLIN G. CAMPBELL, 62, has served as a director of the Company since 1989. Mr. Campbell is the President of Rockefeller Brothers Fund, a private philanthropic foundation, and also serves as a director of Pitney Bowes Inc., HSB Group and Rockefeller Financial Services, Inc.

     FRANK A. GODCHAUX III, 71, has served as a director of the Company since 1987. Mr. Godchaux is the Chairman of the Board of Directors of Riviana Foods Inc., a food manufacturer.

     FRANK H. RICHARDSON, 65, has served as a director of the Company since 1993. Mr. Richardson served as President and Chief Executive Officer of Shell Oil Company until his retirement in 1993.

     JOHN F. WOODHOUSE, 67, has served as a director and officer of the Company since its formation in 1969. Mr. Woodhouse is Chairman of the Board of Directors of the Company. From 1985 until November 1994, Mr. Woodhouse served as Chairman and Chief Executive Officer of the Company. Mr. Woodhouse also serves as a director of Shell Oil Company. Mr. Woodhouse is Chairman of the Executive Committee of the Board of Directors of the Company.

     The following information has been furnished to the Company by the ten members of the Board of Directors of the Company whose terms of office extend beyond the 1998 Annual Meeting:

     JOHN W. ANDERSON, 66, has served as a director of the Company since 1981. Mr. Anderson is retired, having formerly served as the Vice-President Customer Services of Southwestern Bell Telephone Company.

     CHARLES H. COTROS, 61, has served as a director of the Company since 1985. Mr. Cotros serves as Executive Vice President and Chief Operating Officer of the Company and is a member of the Executive Committee of the Board of Directors of the Company. Mr. Cotros also serves as a director of Metamore Worldwide, Inc.

     JUDITH B. CRAVEN, 52, has served as a director of the Company since 1996. She has served since July 1992 as President of the United Way of the Texas Gulf Coast. From February 1983 to June 1992, Dr. Craven served as Dean of the School of Allied Sciences of the University of Texas Health Science Center at Houston and from September 1987 to June 1992 as Vice President of Multicultural Affairs for the University of Texas Health Science Center. Dr. Craven is also a director of A.H. Belo Corporation, Luby's Cafeterias, Inc. and the Houston Branch, Federal Reserve Bank of Dallas.

     JONATHAN GOLDEN, 61, has served as a director of the Company since 1984. Mr. Golden is a partner of Arnall Golden & Gregory, LLP, counsel to the Company, and is a member of the Executive Committee of the Board of Directors of the Company. Mr. Golden also serves as a director of The Profit Recovery Group International, Inc.

     BILL M. LINDIG, 61, has served as a director of the Company since 1983. Mr. Lindig is the President and Chief Executive Officer of the Company and is a member of the Executive Committee of the Board of Directors of the Company. He also serves as a director of Burlington Northern Santa Fe Corporation.

     RICHARD G. MERRILL, 67, has served as a director of the Company since 1983. Currently retired, he formerly served as Executive Vice President of The Prudential Insurance Company of America. Mr. Merrill is also a director of W.R. Berkley Corporation. Mr. Merrill is a member of the Executive Committee of the Board of Directors of the Company.

     RICHARD J. SCHNIEDERS, 50, was elected to the Board of Directors of the Company in July 1997. Mr. Schnieders was elected Senior Vice President, Merchandising and Multi-Unit Sales in May 1997 after previously serving as Senior Vice President, Merchandising Services since 1992. He also serves as a director of Aviall, Inc.

     PHYLLIS S. SEWELL, 67, has served as a director of the Company since 1991. Mrs. Sewell, currently retired, formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is also a director of Pitney Bowes Inc. and Lee Enterprises, Inc.

     ARTHUR J. SWENKA, 61, has served as a director of the Company since 1994. Mr. Swenka was elected Senior Vice President, Operations of the Company in December 1994. Previously, Mr. Swenka had served since 1984 as President and Chief Executive Officer of Nobel/Sysco Food Services Company.

     THOMAS B. WALKER, JR., 74, has served as a director of the Company since 1970. Mr. Walker is a limited partner of The Goldman Sachs Group, L.P. and is a director of A. H. Belo Corporation, Riviana Foods Inc. and NCH Corp. Mr. Walker is a member of the Executive Committee of the Board of Directors of the Company.

     Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

     Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

     The name of each nominee, the term of office for which the nominee is proposed to be elected, the number of shares of Common Stock beneficially owned directly or indirectly by each nominee as of the close of business on September 11, 1998 (according to information received by the Company) and the percentage of outstanding shares of Common Stock such ownership represented at September 11, 1998, are detailed below. Similar information is also provided for those directors whose terms expire in future years.

                                                                 SHARES OF
                                                               COMMON STOCK
                                                               BENEFICIALLY
                                                     CURRENT    OWNED AS OF    PERCENT OF
                                                      TERM     SEPTEMBER 11,   OUTSTANDING
                       NAME                          EXPIRES    1998(1)(2)      SHARES(3)
                       ----                          -------   -------------   -----------
Directors Standing for Election for Three-Year
  Terms of Office
  Gordon M. Bethune................................   1998             -0-           *
  Colin G. Campbell................................   1998           3,333           *
  Frank A. Godchaux III............................   1998          55,333(4)      .02%
  Frank H. Richardson..............................   1998          13,833(5)        *
  John F. Woodhouse................................   1998       1,262,814         .38%
Directors with Continuing Terms
  John W. Anderson.................................   1999          22,562         .01%
  Judith B. Craven.................................   1999             -0-           *
  Bill M. Lindig...................................   1999         894,394(6)      .27%
  Richard G. Merrill...............................   1999          23,667         .01%
  Phyllis S. Sewell................................   1999          11,333           *
  Charles H. Cotros................................   2000         357,034         .11%
  Jonathan Golden..................................   2000          49,333(7)      .01%
  Richard J. Schnieders............................   2000          90,717         .03%
  Arthur J. Swenka.................................   2000         148,409         .04%
  Thomas B. Walker, Jr.............................   2000         214,533         .06%
All Executive Officers and Directors as a Group (22
  Persons)(8)(9)...................................              3,940,572        1.18%

---------------

 *  Less than .01% of outstanding shares, after rounding.

(1) Includes shares of Common Stock owned by the wives and/or dependent children of each of the following named individuals: Colin G. Campbell, 1,000 shares; Frank A. Godchaux III, 12,000 shares;

    Richard J. Schnieders, 21,507 shares; and Arthur J. Swenka, 466 shares. Also includes 46,644 shares owned by the wives and/or dependent children of other current executive officers and directors.

(2) Includes options to acquire an aggregate 70,279 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement as follows: Charles H. Cotros, 16,706 shares; Bill M. Lindig, 14,066 shares; Richard J. Schnieders, 18,013 shares; Arthur J. Swenka, 7,428 shares; and John F. Woodhouse, 14,066 shares.

(3) Rounded to the nearest 1/100 of one percent.

(4) Includes 20,000 shares held by Riviana Foods Inc. of which Mr. Godchaux and his wife are affiliates.

(5) Includes 8,000 shares held by the Frank and Marilyn Richardson Family Foundation of which Mr. Richardson and his wife are directors.

(6) Includes 92,600 shares held by trusts of which Mr. Lindig's wife is trustee.

(7) Includes 40,000 shares held by a trust created under the estate of Sol I. Golden, of which Mr. Golden is a co-trustee.

(8) Includes options to acquire 10,664 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement held by current executive officers and directors other than as set forth in note (2) above.

(9) As of September 11, 1998, Thomas E. Lankford, Senior Vice President, Operations and an executive named in the Summary Compensation Table on page 9 hereof, beneficially owned 294,418 shares of Common Stock, constituting .09% of the outstanding shares of Company Common Stock. Mr. Lankford's ownership includes options to acquire 31,720 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement. As of September 11, 1998, George L. Holm, Senior Vice President, Operations and an executive named in the Summary Compensation Table on page 9 hereof, beneficially owned 103,760 shares of Common Stock, constituting .03% of the outstanding shares of Company Common Stock. Mr. Holm's ownership includes options to acquire 38,920 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.

DIRECTOR COMPENSATION

     Directors whose principal occupation is other than employment with the Company are compensated at the rate of $50,000 per year plus reimbursement of expenses for all services as a director, including committee participation or special assignments. Such directors are given the opportunity to defer their annual compensation until their retirement from the Board or until the occurrence of certain other events. Such deferred compensation accrues interest at a rate equal to a long-term index (the index utilized is the monthly average for the previous calendar year of the highest of the 20-year Treasury Bond, 10-year Treasury Note and Moody's Corporate Bond Yield Indices) plus 1%. The current rate of interest in effect is 8.53% per annum. Messrs. Godchaux, Golden, Merrill and Walker and Mrs. Sewell elected to defer their annual compensation for 1998.

     The non-employee directors also receive a grant of options to purchase 4,000 shares of Company Common Stock (after adjusting for the 2-for-1 stock split by way of stock dividend distributed on March 20, 1998 to stockholders of record as of February 27, 1998 (the "Stock Split)) each November under the Company's Non-Employee Directors Stock Option Plan (the "1995 Plan") if the earnings per share of the Company for the preceding fiscal year increased by 10% or more over the earnings per share of the Company for the last prior year. In addition to requiring a 10% increase in earnings per share before options are issued to non-employee directors, rigorous performance goals generally must be met during the five-year period after the options are issued before such options will vest and the grantee may exercise such option. If the options do not vest during the five-year period after they are issued, such options will vest six months prior to the expiration of the ten-year life of the grant if the director is still serving on the Board of Directors. Pursuant to this plan, each non-employee director received a grant of options to purchase 4,000 shares of Company Common Stock (as adjusted for the Stock Split) in each of 1994, 1995, 1996 and 1997 (except for Dr. Craven who received a grant to purchase 4,000 shares in each of 1996 and 1997) and 1,333 shares of the 1994 grant are currently exercisable.

     No other remuneration was paid for services as a director during the fiscal year ended June 27, 1998.

     On May 13, 1998, the Board of Directors adopted, subject to stockholder approval, the Company's Non-Employee Directors Stock Plan (the "Directors Plan"). Under the Directors Plan, non-employee directors will receive the automatic grant of options to purchase 4,000 shares Common Stock following the Company's 1998 Annual Meeting and each succeeding Annual Meeting thereafter. The terms of such options and option grants are substantially the same as the terms of options and option grants provided for under the 1995 Plan described in the preceding paragraph. However, unlike the 1995 Plan, the Directors Plan also calls for a one-time Retainer Stock Award of 2,000 shares of Common Stock to each current non-employee director following the Company's 1998 Annual Meeting as well as a one-time Retainer Stock Award of 2,000 shares of Common Stock to each person who becomes a non-employee director of the Company after November 6, 1998. Finally, unlike the 1995 Plan, the Directors Plan would permit each non-employee director to elect to receive up to one-half of his/her annual retainer in Common Stock in which case the Company will provide a matching grant of 50% of the number of shares resulting from the non-employee director's election to receive a portion of his/her retainer in Common Stock. If the Directors Plan is approved at the 1998 Annual Meeting, the Directors Plan will supersede the 1995 Plan, options outstanding under the 1995 Plan will remain outstanding and be governed thereby and no further options will be granted under the 1995 Plan. See "Proposal to Approve the Sysco Corporation Non-Employee Directors Stock Plan" below.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

     This report documents the components of the Company's compensation programs for its executive officers and describes the basis on which fiscal 1998 compensation determinations were made with respect to the executive officers of the Company, including Mr. Lindig, the Chief Executive Officer. All fiscal 1998 compensation decisions with respect to base salaries, annual incentive compensation and all option grants under the 1991 Stock Option Plan were made by the Compensation and Stock Option Committee (the "Committee").

OVERALL EXECUTIVE COMPENSATION PHILOSOPHY

     Since it became a publicly held corporation in 1970, the Company has always directly linked the compensation of its executive officers to the performance of the Company. Specifically, the Company has tied the level of its executive compensation to increases in the Company's earnings and return on shareholders' equity. This has been accomplished through the following means:

     - A "pay-for-performance" orientation based upon Company performance for corporate officers other than senior vice presidents, operations and a combination of operating company and Company performance for corporate senior vice presidents, operations and operating company senior management;

     - Competitive base salaries;

     - Potentially significant annual incentive bonuses under the Company's management incentive plan;

     - The issuance of performance-based stock options; and

     - Customary benefits, including a supplemental executive retirement plan.

     The factors and criteria upon which the determination of the fiscal 1998 compensation of Mr. Lindig, the Chief Executive Officer of the Company, was based were the same as those discussed below with respect to all executive officers except as otherwise described below with respect to the Company's senior vice presidents, operations.

BASE SALARIES

     The Company has established base salaries of the executive officers of the Company in the range of compensation payable to executive officers of United States industrial corporations without reference to specific Company performance criteria. This range of compensation is reexamined from time to time through a survey of compensation practices by an independent compensation consultant across a broad cross-section of U.S. industrial corporations (the "Survey"). The Survey sample does not necessarily include those companies in the peer group included in the performance graphs on pages 13 and 14 due to the differing size, management responsibilities and organizational structures of those corporations relative to the Company. Base salaries for all of the executive officers were last reviewed on November 6, 1997, and adjustments were made in compensation which became effective January 1, 1998. At that time, Mr. Lindig's base salary was increased approximately 10%. It has been the consistent practice of the Company to maintain the Chief Executive Officer's base salary at or below the median of the range of base salaries payable to chief executive officers of the surveyed industrial corporations which have chief executive officers with job content and/or responsibilities comparable to those of the Company's Chief Executive Officer.

ANNUAL INCENTIVE COMPENSATION

     The Company provides annual incentive compensation to all executive officers of the Company through the Sysco Corporation 1995 Management Incentive Plan ("MIP"). The MIP is designed to offer opportunities for compensation which are tied directly to Company performance. In addition, the MIP is designed to foster significant equity ownership in the Company by the executive officers and all other participants in the MIP.

     For executive officers, fiscal 1998 incentive bonuses under the MIP were calculated in two parts. The first part was based on the overall performance of the Company and was based upon the interplay between the percentage increase in earnings per share and the return on shareholders' equity. The MIP utilized a matrix based on these two factors to determine award levels, resulting in an award of 78.4% of base salary to each executive officer participating in this portion of the MIP, including Mr. Lindig, who was awarded $599,760.

     The second portion of the fiscal 1998 incentive bonus under the MIP for executive officers was based upon the number of Sysco operating companies which achieve a target return on capital. This portion of the incentive bonus is paid only when the operating companies achieving the goals, in the aggregate, employ at least 50% of the total capital of all of the Company's operating companies, which was the case during fiscal 1998, resulting in an award of 55.5% of base salary to each executive officer participating in this portion of the MIP, including Mr. Lindig, who was awarded $424,575.

     For senior vice presidents, operations, a portion of their bonus was based upon the two-part calculation set forth above and a portion was based upon the aggregate financial results of those operating subsidiaries or divisions for which they are responsible, considered as one company. This portion is based upon the interplay between the aggregate percentage increase in pretax earnings of their supervised operations and the aggregate return on capital of their supervised operations.

     In order to encourage significant equity ownership in the Company by its executive officers, the MIP provides that participants may elect to receive up to 40% of their annual incentive bonus in the form of Sysco Common Stock, based on a per share price equal to the closing price on the New York Stock Exchange of Sysco Common Stock on the last day of the fiscal year for which the MIP bonus is calculated. If such election is made, the participant is awarded one additional share for each two shares received in accordance with the foregoing calculation. In addition, participants who elect to receive Common Stock are also entitled to receive an additional cash bonus ("Supplemental Bonus") equal to the product of (i) the value of such matching shares received by the participant (which is equal to the closing price of such shares on the last trading day of the fiscal year), and (ii) the effective tax rate applicable to the Company. In fiscal 1998, Mr. Lindig elected to receive 40% of his bonus in Sysco Common Stock. The stock portion of the bonus awarded Mr. Lindig under the MIP consisted of 24,102 shares valued at $614,601; he also has received a Supplemental Bonus of $79,898.

     Finally, MIP participants are entitled to defer under the Company's Deferred Compensation Plan up to 40% of their annual incentive bonus (without considering any election to receive a portion of the bonus in stock). For deferrals of up to 20% of the annual incentive bonus, the Deferred Compensation Plan provides for the Company to make a payment equal to 50% of the amount deferred. This matching payment vests upon the earliest to occur of (i) the tenth anniversary of the date the matching payment is made, (ii) the participant's reaching age sixty, (iii) the death or permanent disability of the participant, or (iv) a change in control of the Company. In fiscal 1998, Mr. Lindig deferred 20% of his MIP bonus, and therefore received a matching payment equal to 50% of the amount deferred.

1991 STOCK OPTION PLAN

     During fiscal 1998, the Company granted options to purchase shares of Company Common Stock to 897 key employees, including the Company's executive officers, pursuant to its 1991 Stock Option Plan (the "Plan"). All fiscal 1998 grants to executive officers were made in September 1997.

     The Plan is administered by the Committee. In general, it is the practice of the Committee to consider issuing options under the Plan only when participants in the MIP are entitled to receive an annual incentive bonus thereunder. In other words, option grants generally are considered only in years when the Company achieves certain earnings per share and return on shareholders' equity targets. See "Annual Incentive Compensation" above. It is the current intention of the Committee to continue this practice, although it is not required by the terms of the Plan.

     In addition to requiring that certain performance goals must be met before options are issued to any Plan participant, it has been the consistent practice of the Company to impose rigorous performance goals which must be met before the options will vest and participants may exercise their options. In the case of corporate employees, these performance goals are based upon increases in Company earnings per share and return on shareholders' equity. In effect, therefore, there have been two different sets of performance goals, one for the grant of the option and one for the exercise of the option. The Company currently anticipates continuing this practice.

     It also has been the practice of the Company to provide that options granted under the Plan expire ten years after the date of grant, with a five-year initial vesting period. The Committee currently anticipates continuing the practice of providing that options which have not vested during this five-year period will vest six (6) months prior to the end of their ten-year life provided the holder remains in the active employment of the Company or one of its operating companies at that time.

     During fiscal 1998, Mr. Lindig received one (1) grant of 19,000 options at an exercise price of $17.50 per share (as adjusted for the Stock Split). These options contain vesting requirements which are identical to those discussed above.

REVIEW OF POTENTIAL EFFECT OF SECTION 162(m)

     Section 162(m) of the Code ("Section 162(m)") generally sets a limit of $1 million on the amount of compensation (other than certain types of compensation, including "performance-related" compensation that complies with the requirements of Section 162(m)) that the Company can deduct for federal income tax purposes in any given year with respect to the compensation of each of the executive officers named in the Summary Compensation Table in the proxy statement with respect to such year. The Board and the Committee have determined, after reviewing the effect of Section 162(m), that their policy will be to structure the performance-based compensation arrangements for such named executive officers, to the extent feasible and taking into account all relevant considerations, so as to satisfy Section 162(m)'s conditions for deductibility.

                             COMPENSATION AND STOCK
                            OPTION COMMITTEE

                            Richard G. Merrill, Chairman
                            John W. Anderson
                            Colin G. Campbell
                            Frank H. Richardson
                            Phyllis S. Sewell
                            Judith B. Craven

     The following tables set forth information with respect to the Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries employed at the end of fiscal 1998 as to whom the total annual salary and bonus for the fiscal year ended June 27, 1998 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                     ANNUAL COMPENSATION                 COMPENSATION AWARD(5)
                                        ---------------------------------------------   -----------------------
                                                                             (E)           (F)          (G)
                                                                            OTHER       RESTRICTED   SECURITIES       (I)
                                         (B)                    (D)         ANNUAL        STOCK      UNDERLYING    ALL OTHER
                 (A)                    FISCAL      (C)        BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION
     NAME AND PRINCIPAL POSITION         YEAR    SALARY($)   (1)(2)($)      (3)($)        (4)($)        (#)          (6)($)
     ---------------------------        ------   ---------   ---------   ------------   ----------   ----------   ------------
Bill M. Lindig........................   1998    $727,500    $694,499         --         $614,601      19,000       $118,580
  President and Chief Executive          1997     660,000     561,385         --          496,799      20,000         97,542
  Officer and Director                   1996     615,500     439,974         --          389,320      20,000         75,834
John F. Woodhouse.....................   1998    $645,000    $612,805         --         $542,283      19,000       $126,923
  Chairman and Director                  1997     615,000     500,385         --          442,779      20,000        107,820
                                         1996     615,500     429,511         --          380,038      20,000         94,845
Charles H. Cotros.....................   1998    $565,000    $540,166         --         $478,023      19,000       $ 95,817
  Executive Vice President and Chief     1997     510,000     435,306         --          385,170      20,000         76,548
  Operating Officer and Director         1996     472,500     338,703         --          299,722      20,000         58,505
Thomas E. Lankford....................   1998    $287,500    $321,702         --         $235,161      15,000       $ 44,811
  Senior Vice President, Operations      1997     257,500     186,097         --          164,650      16,000         31,712
                                         1996     232,500     154,199         --          136,418      16,000         25,750
George L. Holm(6).....................   1998    $270,000    $300,086         --         $239,139      15,000       $ 41,163
  Senior Vice President, Operations      1997     225,000     148,060         --          131,017      16,000         22,959
                                         1996          --          --         --               --          --             --

---------------

(1) Includes amounts deferred pursuant to the Company's Executive Deferred Compensation Plan.

(2) Does not include that portion of a participant's bonus which the participant elected to receive in the form of restricted Common Stock of the Company. See column (f).

(3) Does not include perquisites and other personal benefits, if any, the aggregate of which in the case of each named individual does not exceed the lesser of $50,000 or 10% of such individual's annual salary and bonus as reported.

(4) The amount presented is determined by multiplying the number of shares earned by the closing price of the Company's Common Stock on the New York Stock Exchange on June 26, 1998, the date as of which the shares were earned, without taking into consideration the following restrictions on the shares. The shares are not transferable by the recipient for two years following receipt thereof and are subject to certain repurchase rights on the part of the Company in the event of termination of employment other than pursuant to normal retirement or disability. The recipient receives dividends on the shares during the restricted two-year period. During fiscal 1998, the number of restricted shares received by the named individuals was as follows: Mr. Lindig -- 24,102 shares; Mr. Woodhouse -- 21,266 shares; Mr. Cotros -- 18,746 shares; Mr. Lankford -- 9,222 shares; and Mr. Holm -- 9,378 shares. At the end of fiscal 1998, the aggregate number and dollar amount (computed using the closing price of the Company's Common Stock on June 26, 1998 as described above) of restricted shares held by the named individuals were as follows: Mr. Lindig -- 50,956 shares at $1,299,378; Mr.
    Woodhouse -- 45,200 shares at $1,152,600; Mr. Cotros -- 39,566 shares at $1,008,933; Mr. Lankford -- 18,122 shares at $462,111; and Mr. Holm --
    16,460 shares at $419,730.

(5) Column (h), Long Term Incentive Plan Payouts, is not included in the table since no compensation required to be reported thereunder was paid to the named individuals during the periods covered by the table nor does the Company have any compensation plans which provide for the payment of such compensation.

(6) Mr. Holm was elected as an executive officer September 30, 1996 and therefore compensation information for fiscal year 1996 (which ended June 29, 1996) is not provided.

(6) The amounts shown include the Company match equal to 50% of the first 20% of the annual incentive bonus which each individual elected to defer under the Company's Executive Deferred Compensation Plan and the amount the Company paid for term life insurance coverage for each individual as follows:

                                           1998                              1997                              1996
                              -------------------------------   -------------------------------   ------------------------------
                                         DEFERRED     TERM                 DEFERRED     TERM                DEFERRED     TERM
NAME                           TOTAL      MATCH     INSURANCE    TOTAL      MATCH     INSURANCE    TOTAL     MATCH     INSURANCE
----                          --------   --------   ---------   --------   --------   ---------   -------   --------   ---------
Bill M. Lindig..............  $118,580   $102,434    $16,146    $ 97,542   $82,800     $14,742    $75,834   $64,890     $10,944
John F. Woodhouse...........   126,923     90,383     36,540     107,820    73,800      34,020     94,845    63,345      31,500
Charles H. Cotros...........    95,817     79,671     16,146      76,548    64,200      12,348     58,505    49,955       8,550
Thomas E. Lankford..........    44,811     39,195      5,616      31,712    27,445       4,267     25,750    22,740       3,010
George L. Holm(1)...........    41,163     39,857      1,306      22,959    21,837       1,122         --        --          --

---------------

(1) See note (6) to Summary Compensation Table.

     The following table provides, as to the individuals named in the Summary Compensation Table, information regarding the grants of stock options during the last fiscal year. The Company did not grant any stock appreciation rights under the 1991 Stock Option Plan during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    PERCENTAGE
                                     NUMBER OF       OF TOTAL
                                    SECURITIES       OPTIONS
                                    UNDERLYING      GRANTED TO    EXERCISE OR                GRANT DATE
                                      OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
NAME                               GRANTED(#)(1)   FISCAL 1998     ($/SHARE)       DATE      VALUE($)(2)
----                               -------------   ------------   -----------   ----------   -----------
Bill M. Lindig...................     19,000           1.00%        $17.50       9/3/2007     $119,320
John F. Woodhouse................     19,000           1.00%        $17.50       9/3/2007     $119,320
Charles H. Cotros................     19,000           1.00%        $17.50       9/3/2007     $119,320
Thomas E. Lankford...............     15,000           0.79%        $17.50       9/3/2007     $ 94,200
George L. Holm...................     15,000           0.79%        $17.50       9/3/2007     $ 94,200

---------------

(1) The options do not vest and become exercisable unless the Company attains certain levels of increases in earnings per share and return on shareholders' equity. If these increases are not attained within five years of the date of grant, the options will not vest thereafter until six months prior to the expiration of the ten-year life of the grant, and only if the recipient is still an active employee of the Company at that time.

(2) The hypothetical grant value for the options of $6.28 per share was determined using a modified Black-Scholes pricing model. In applying the model, the Company assumed a volatility of 24%, a 6.4% risk-free rate of return, a dividend yield at the date of grant of 1.71%, and a 10-year option term. The Company did not assume any option exercises or risk of forfeiture during the 10-year term. If used, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized will be at or near the value estimated by the modified Black-Scholes model.

     The following table provides information with respect to aggregate option exercises in the last fiscal year and fiscal year-end option values for the executive officers named in the Summary Compensation Table. The Company did not grant any stock appreciation rights under the 1991 Stock Option Plan during the last fiscal year to any officers, including executive officers, of the Company.

                          AGGREGATED OPTION EXERCISES
                            IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                              (D)
                                                                           NUMBER OF                        (E)
                                                                     SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                             (B)         (C)        UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                           SHARES       VALUE         JUNE 27, 1998(#)(2)         JUNE 27, 1998($)(2)(3)
                  (A)                    ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
                 NAME                    EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                    -----------   --------   -----------   -------------   -----------   -------------
Bill M. Lindig.........................     8,276       65,530      14,066         72,334        $166,853       $735,758
John F. Woodhouse......................     5,280       38,940      14,066         72,334         166,853        735,758
Charles H. Cotros......................     8,276       75,641      16,706         72,334         200,843        735,758
Thomas E. Lankford.....................        --           --      31,720         51,000         406,582        502,000
George L. Holm.........................     9,200       94,300      38,920         39,000         493,232        362,000

---------------

(1) Computed based on the difference between the closing price of the Common Stock on the day of exercise and the exercise price.

(2) Based on option vesting status as of September 11, 1998.

(3) Computed based on the difference between the closing price on June 26, 1998 and the exercise price.

DEFINED BENEFIT RETIREMENT PLAN

     The Company has a defined benefit retirement plan which was amended and restated effective July 2, 1989 ("Retirement Plan") and further amended effective January 1, 1998. The Retirement Plan provides for an annual benefit payable monthly for five years certain and life thereafter, equal to (a) the normal retirement benefit which accrued under the prior plan as of July 2, 1989, plus (b) an amount equal to 1 1/2% of the participant's aggregate career compensation earned on and after July 2, 1989.

     In the event of a participant's death prior to his or her normal retirement age (age 65) or the commencement of a benefit, if earlier, and if the participant has five or more years of credited service, a death benefit is payable in an amount equal to the value of the pension accrued by the deceased participant prior to his or her death or earlier termination of employment.

     Under current law and regulations, the maximum annual retirement benefit that may be payable in 1998 under the five years certain and life thereafter form of payment to an individual retiring at age 65 is $128,388. Without regard to this maximum limitation, the named executive officers have accrued the following benefits and credited benefit service as of June 27, 1998: Mr.
Lindig -- $73,339 and 14 years; Mr. Woodhouse -- $177,659 and 29 years; Mr. Cotros -- $82,921 and 14 years; Mr. Lankford -- $35,589 and 17 years; and Mr. Holm -- $25,495 and 10 years.

     The named executive officers also have anticipated future service to age 65 as follows (except for Mr. Woodhouse who currently is 67): Mr. Lindig -- 4 years; Mr. Cotros -- 4 years; Mr. Lankford -- 14 years; and Mr. Holm -- 22 years. In addition to benefits accrued to date, each named executive officer will accrue benefits in the future in accordance with the table below:

                            PENSION PLAN TABLE(1)(2)

         CAREER AVERAGE                         YEARS OF CREDITED SERVICE
     COMPENSATION EARNED ON        ----------------------------------------------------
   AND AFTER JUNE 27, 1998(3)        10       15       20       25       30       35
   --------------------------      ------   ------   ------   ------   ------   -------
$ 50,000.........................   7,500   11,250   15,000   18,750   22,500    26,250
 100,000.........................  15,000   22,500   30,000   37,500   45,000    52,500
 150,000.........................  22,500   33,750   45,000   56,250   67,500    78,750
 200,000.........................  30,000   45,000   60,000   75,000   90,000   105,000

---------------

(1) Assumes that the annual benefit is payable for five years certain and life thereafter and that retirement age is 65. Pension plan benefits are not subject to deduction by social security or any other offsets.

(2) Current law and regulations limit retirement benefits in 1998 to $128,388 if they are payable for five years certain and life thereafter (assuming Retirement Plan and Social Security retirement age of 65). This limitation applies to total retirement benefits under the Retirement Plan as determined by adding benefits accrued with respect to periods of employment with the Company both before and after June 27, 1998. The Pension Plan Table does not reflect this limitation.

(3) Compensation for benefit calculation purposes is limited by law to $160,000 for 1998 and later years subject to future cost-of-living adjustments. Pay limitations are not taken into account in the Pension Plan Table.

     To the extent included in W-2 income, all amounts shown in the Summary Compensation Table, other than deferred bonus, term life insurance payments and the Company match under the Executive Deferred Compensation Plan, are utilized to compute career average compensation subject to the pay limitations noted in footnote (3).

                               PERFORMANCE GRAPHS

PERFORMANCE GRAPHS

     The following two performance graphs compare the performance of the Company's Common Stock to the S&P 500 Index and to a peer group for the Company's last five and ten fiscal years, respectively. The peer group is comprised of Fleming Companies, Inc., Nash Finch Company, Richfood Holdings, Inc., Super Food Services, Inc., Supervalu Stores, Inc. and U.S. Foodservice, Inc., which was created as a result of the acquisition of Rykoff-Sexton, Inc. by JP Foodservice, Inc. These distributors of grocery or foodservice products were selected since they comprise a broad group of publicly held corporations with food distribution operations similar in some respects to the Company's operations. U.S. Foodservice, Inc., through its predecessor Rykoff-Sexton, Inc., is the only other publicly held foodservice distributor to be in existence throughout the five and ten-year periods, although, unlike the Company, it also manufactured certain food products during these periods. Each other member of the peer group is in the business of distributing grocery products to retail supermarkets. The Company considers this to be a more representative peer group than the "S&P Foods Wholesaler" index maintained by Standard & Poor's Corporation and consisting of the Company, Fleming Companies, Inc. and Supervalu Stores, Inc. During the past few years, two foodservice distributors have become publicly owned companies. These are JP Foodservice, Inc. (now known as U.S. Foodservice, Inc.) and Performance Food Group Company ("PFG"). PFG has not been included in the peer group because of the lack of available historical financial data.

     The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of each period measured. The graphs assume that the value of the investment in each of the Company's Common Stock, the index and the peer group was $100 at each of June 26, 1993 and June 26, 1988, and that all dividends were reinvested. Performance data for the Company is provided as of the last trading day of each of the Company's last five and ten fiscal years, respectively.

     Performance data for the S&P 500 Index and for each member of the peer group is provided for the latest fiscal year and the last trading day closest to June 30 of each year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                     SYSCO            S&P 500          PEER GROUP
1993                                                        100.00            100.00            100.00
1994                                                         95.53            101.41             91.20
1995                                                        123.09            127.84             94.90
1996                                                        145.10            161.08             99.83
1997                                                        157.30            216.98            117.76
1998                                                        225.05            282.42            129.23
1997
1998

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                     SYSCO            S&P 500          PEER GROUP
1988                                                        100.00            100.00            100.00
1989                                                        162.00            120.55            116.26
1990                                                        235.87            140.43            118.45
1991                                                        284.30            150.82            124.75
1992                                                        333.62            171.05            113.66
1993                                                        347.63            194.36            145.07
1994                                                        332.09            197.10            132.31
1995                                                        427.90            248.48            137.68
1996                                                        504.41            313.09            144.82
1997                                                        546.83            421.73            170.85
1998                                                        782.36            548.92            187.49

                  CERTAIN RELATIONSHIPS AND OTHER INFORMATION

     The Company's Nominating Committee, consisting of Jonathan Golden (Chairman), Colin G. Campbell, Frank A. Godchaux III, Richard G. Merrill, Frank
H. Richardson, Phyllis S. Sewell and Thomas B. Walker, Jr., held five (5) meetings during fiscal 1998. The function of the Nominating Committee is to propose directors and officers for election or reelection. The Nominating Committee will consider nominees recommended in writing by stockholders.

     The Company's Compensation and Stock Option Committee consisted of Richard
G. Merrill (Chairman), John W. Anderson, Colin G. Campbell, Judith B. Craven, Frank H. Richardson and Phyllis S. Sewell. The Compensation and Stock Option Committee held four (4) meetings during fiscal 1998. The function of the Compensation Committee is to consider for recommendation to the Board of Directors of the Company the annual compensation of directors and officers of the Company, to oversee the administration of the Company's 1995 Management Incentive Plan and the 1991 Stock Option Plan, and to provide guidance in the area of employee benefits, including retirement plans and group insurance.

     The Board of Directors held six (6) meetings during fiscal 1998 and all directors of the Company attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during fiscal 1998.

     Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden & Gregory, LLP, Atlanta, Georgia, counsel to the Company. The Company believes that fees paid to such firm were fair and reasonable in view of the level and extent of services rendered.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company's executive officers and directors and any persons holding more than ten percent (10%) of the Company's Common Stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their initial ownership of the Company's Common Stock and any changes in ownership of such Common Stock. Specific due dates have been established and the Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any failure to file such reports by these dates. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that, during fiscal 1998, all of its executive officers (including the named executive officers), directors and persons owning more than 10% of its Common Stock complied with the Section 16(a) requirements except that Frank H. Richardson filed one late report on Form 4 disclosing one transaction and one late report on Form 5 with respect to a gift made in 1997, Thomas H. Lankford and Arthur J. Swenka each filed a late Form 3 correcting previously filed Forms 3 and James D. Wickus filed one late report on Form 4 disclosing one transaction and a late Form 3 correcting a previously filed Form 3.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Anderson, Campbell, Keller,(1) Merrill, and Richardson, and Mmes. Sewell and Craven were the only members of the Company's Board of Directors to serve on the Company's Compensation Committee during fiscal 1998 and were not, during fiscal 1998 or prior thereto, officers or employees of the Company or any subsidiary thereof. Mr. Godchaux is chairman of Riviana Foods Inc., a food products company which had sales to the Company or its wholly-owned subsidiaries of approximately $206,000 during fiscal 1998. The Company believes that the terms of such transactions were fair and no less favorable to the Company than those available from other suppliers.

                            PROPOSAL TO APPROVE THE
                               SYSCO CORPORATION
                       NON-EMPLOYEE DIRECTORS STOCK PLAN

     On May 13, 1998, the Board of Directors adopted, subject to stockholder approval, the Sysco Corporation Non-Employee Directors Stock Plan (the "Directors Plan"). The purpose of the Directors Plan is to make available shares of Common Stock for award to or purchase by non-employee directors of the Company in order to attract and retain the services of experienced and knowledgeable non-employee directors for the benefit of the Company and its stockholders and to enable non-employee directors to increase their financial stake in the Company through the ownership of the Company's Common Stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company over the long term. If approved, the Directors Plan will supersede the Company's existing Non-Employee Directors Stock Option Plan (the "1995 Plan") and no further options will be granted under the 1995 Plan. A copy of the Directors Plan is attached hereto as Appendix A.

  Eligibility

     All members of the Company's Board of Directors who are not employees of the Company or any of its subsidiaries are eligible to participate in the Directors Plan. There currently are ten non-employee directors on the Board.

  Shares Reserved for the Directors Plan

     The Company's Directors Plan provides for the grant of options ("Options"), retainer stock awards ("Retainer Stock Awards"), elected shares in lieu of a portion of annual cash retainer fees ("Elected Shares") and additional matching shares issued with respect to Elected Shares ("Additional Shares") with

---------------

(1) Donald J. Keller resigned as a director of the Company effective December 1, 1997.

respect to an aggregate maximum of 400,000 shares of the Company's Common Stock. The number of shares covered by the Directors Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, mergers, consolidations, rights offerings, reorganizations or recapitalizations, or in the event of other changes in the corporate structure or shares of the Company. Any such adjustment will be made if adjustments are made to awards under the Company's incentive plans for management then in effect. Shares issued under the Directors Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

     To the extent any Option granted under the Directors Plan expires or terminates for any reason prior to exercise, the number of shares subject to the portion of the Option not so exercised will be available for future grants under the Directors Plan. If the exercise price of any Option granted under the Directors Plan is paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Directors Plan will be reduced only by the net number of shares of Common Stock issued to the holder of such Option, and not by the gross number of shares for which the Option is exercised. Shares subject to Retainer Stock Awards that are forfeited or cancelled shall again be available for new grants under the Directors Plan.

  Administration of the Directors Plan

     The Directors Plan shall be administered by the Board. The Board shall have the authority to terminate or amend the Directors Plan, to determine the terms and provisions of the respective Option and award agreements, to construe such Option and award agreements and the Directors Plan, and to make all other determinations in the judgment of the Board necessary or desirable for the administration of the Directors Plan, including amending the vesting and exercisability terms set forth in Exhibit A attached to the Directors Plan. However, the Directors Plan may not be amended by the Board to revoke or alter any provision in a manner which is unfavorable to the grantee ("Grantee") of Options, Retainer Stock Awards, Elected Shares or Additional Shares then outstanding without the approval of the Company's stockholders.

  Automatic Grant of Stock Options and Exercise Price

     Beginning with the Company's 1998 Annual Meeting, on the first business day (the "Grant Date") following each Annual Meeting, each individual who is at the time elected, reelected or continuing as a non-employee director automatically will be granted an option to purchase 4,000 shares of the Company's Common Stock (the "Annual Grant"), provided the Company achieved for the preceding fiscal year an increase in after-tax basic earnings per share ("EPS") of 10% or more over the EPS for the prior fiscal year, unless the Board shall waive this requirement. However, if the General Counsel of the Company determines that the Company is in possession of material, undisclosed information about the Company on the Grant Date, then the Annual Grant of Options to non-employee directors shall be suspended until the second day after public dissemination of such information, and the exercise price, exercisability dates and Option period shall be determined by reference to such later date. Stockholder approval of the Directors Plan also shall constitute pre-approval of each Option granted pursuant to the provisions of the Directors Plan, and of the subsequent exercise of that Option in accordance with the Directors Plan.

     The option price per share shall be at the last closing price of the Company's Common Stock on the New York Stock Exchange prior to the date an award or Option is granted.

  Means of Exercise of Options

     Upon exercise of the option, the option price for purchased shares shall be payable immediately in cash or shares of Company Common Stock having an aggregate Fair Market Value equal to the Option exercise price (for this purpose, "Fair Market Value" shall mean the average of the quoted daily high and low prices of Company Common Stock on the New York Stock Exchange on the last business day prior to the date of exercise) or any combination of the foregoing. An Option holder will have none of the rights of a stockholder with respect to any shares covered by the Option until such individual has exercised the Option, paid the Option price and been issued a stock certificate for the purchased shares.

  Vesting and Exercisability of Options

     Each Option shall vest and become exercisable as follows:

          (a) One-third of the total number of shares covered by an Option shall vest at the conclusion of any of the five fiscal years of the Company following the Base Year (as defined below), provided that the EPS of the Company increased at least 20% in such fiscal year over the Company's EPS for the prior fiscal year. If EPS of the Company should increase less than 20% in any such fiscal year over the prior fiscal year, the Option can be vested at the conclusion of any fiscal year ending within the five-year period following the Grant Date of the Option (the Vesting Period ) in which EPS of the Company for the fiscal years during the Vesting Period after the Base Year have grown at a minimum rate of 15%, compounded annually, with one-third of the total number of shares covered by the Option to vest for each fiscal year after the Base Year included in the calculation of the 15% compounded minimum growth rate. The fiscal year immediately prior to the fiscal year in which the Option is granted is the Base Year for determining whether vesting requirements have been met.

          (b) If neither of the criteria set forth in (a) is met, (i) one-third of the Option shall vest for any fiscal year within the Vesting Period in which (A) the Company's annual return on stockholders equity equals or exceeds 17.5% and (B) the increase in EPS of the Company over the prior fiscal year equals or exceeds 15%, or (ii) the Option shall fully vest, if the Company's average annual return on stockholders' equity for the five fiscal years ending within the Vesting Period equals or exceeds 17.5% and the increase in EPS of the Company over such five fiscal years equals or exceeds 10%, compounded annually.

          (c) If none of the vesting requirements set out in paragraph (a) or
     (b) above are met within the Vesting Period as to any portion of an Option, such Option (or portion thereof) will nonetheless vest and become exercisable six months prior to the expiration thereof (the Supplemental Vesting Date ) provided that the Grantee of the Option continues to serve on the Company's Board of Directors as a non-employee director on the Supplemental Vesting Date. Notwithstanding the foregoing, if any Option (or portion thereof) has not vested by the end of the Vesting Period, such Option (or portion thereof) shall be automatically forfeited when the Grantee ceases to serve as a non-employee director if such cessation occurs prior to the Supplemental Vesting Date. However, any unvested portion of an Option shall become vested and immediately exercisable upon the occurrence of a Change of Control prior to the expiration or forfeiture of the Option. For purposes of the Director's Plan, "Change of Control" means that a person or persons who are acting together for the purposes of acquiring an equity interest in the Company acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding Common Stock.

     Subject to the limitations set forth in the Directors Plan, the vested portion of an Option may be exercised at any time following the earlier to occur of the end of the fiscal year in which it vests or the Supplemental Vesting Date. No portion of any Option may be exercised prior to the first anniversary of the Grant Date. Each Option granted under the Directors Plan shall expire on the tenth anniversary of the Grant Date or such shorter period as set forth in the Directors Plan.

  Transferability of Options

     Options will not be assignable or transferable other than by will or the laws of descent and distribution, and during the Grantee's lifetime the option may be exercised only by the Grantee or the Grantee's guardian or legal representative.

  Retainer Stock Awards

     The Directors Plan also provides for the automatic grant of Retainer Stock Awards. Immediately following the 1998 Annual Meeting, a one-time Retainer Stock Award of 2,000 shares shall be made to each non-employee director who is serving on the Board at that time. Thereafter, as of the date of each subsequent Annual Meeting of Stockholders, each newly elected director who has not previously received such an award shall be granted a one-time Retainer Stock Award of 2,000 shares. Retainer Stock Awards will vest (i) one-third on the second anniversary of the Grant Date if the average increase in EPS of the Company over the two most recent fiscal years ending prior to the second anniversary of the Grant Date is 10% or more; (ii) one-third on the fourth anniversary of the Grant Date if the average increase in EPS of the Company over the two most recent fiscal years ending prior to the fourth anniversary of the Grant Date is 10% or more (and if the first third of the Retainer Stock Award did not vest under (i) above, the first third will also vest on such fourth anniversary if the average increase in EPS over the four most recent fiscal years ending prior to the fourth anniversary of the Grant Date is 10% or more); and (iii) one-third on the sixth anniversary of the Grant Date if the average increase in EPS of the Company over the two most recent fiscal years ending prior to the sixth anniversary of the Grant Date is 10% or more.

     Notwithstanding the foregoing, 100% of any unvested portion of a Retainer Stock Award shall vest if the average increase in EPS over the six most recent fiscal years ending prior to the sixth anniversary of the Grant Date is 10% or more, and any unvested portion of the Retainer Stock Award which has not previously expired or been forfeited shall vest upon the occurrence of a Change of Control. Any portion of the Retainer Stock Award which is not vested on the sixth anniversary of the Grant Date thereof shall be forfeited.

     Common Stock granted as a Retainer Stock Award may not be sold, assigned, transferred or pledged prior to the date it is vested. Each director, as the owner of shares of Common Stock granted to him or her as a Retainer Stock Award, shall have all the rights of a Company stockholder, including but not limited to, the right to vote such shares and the right to receive all dividends paid on such shares; provided, however, that all such rights shall lapse immediately at such time as any Retainer Stock Award is forfeited by such director.

  Elected and Additional Shares

     A non-employee director who is otherwise eligible to receive an annual cash retainer fee for services provided as a Director may elect to forego up to 50% of his or her annual retainer fee, in 10% increments (exclusive of any fees or other amounts payable for attendance at meetings of the Board or for service on any committee thereof), and receive in its stead Common Stock of the Company, in an amount determined as set forth below. Upon making such an election, the electing director shall have credited to his account on the date of each quarterly payment of the annual retainer fee ("Quarterly Payment Date") that number of shares of Common Stock determined by dividing his or her elected amount by the Fair Market Value of one share of Company Common Stock as of such Quarterly Payment Date ("Elected Shares"). In addition, he or she shall also receive that number of shares of Common Stock determined by dividing 50% of the elected amount by the Fair Market Value on such Quarterly Payment Date ("Additional Shares"). The issuance date of Common Stock credited pursuant to a non-employee director's election to forego up to 50% of his or her annual retainer fee shall be December 31 of the calendar year as to which the director has elected to receive stock in lieu of cash retainer payments or the last business day prior to December 31, if December 31 is not a business day of the Company's transfer agent. If a director who has elected to receive common stock in lieu of cash retainer payments ceases to be a director for any reason, certificates for such shares shall be issued within 60 days following the date such director ceases to serve on the Board.

     All Elected Shares and Additional Shares shall be 100% vested as of the date they are credited to the electing director. Additional Shares, however, may not be sold or transferred for a period of two years after the date on which they are issued and such shares shall bear a legend setting forth this restriction (the "Restriction"). The Restriction shall remain in effect after the date an electing director ceases to be a director; provided, however, that
(i) if an electing director ceases to be a director by reason of death, disability or departure in good standing (determined as set forth below), the Restriction shall lapse and be of no further force or effect on or after the date of such death, disability or departure in good standing; and (ii) the Restriction shall lapse and be of no further force or effect on the date of a Change in Control.

  Termination of Service

     Following retirement from the Board of Directors in good standing (determined by the Board of Directors in its sole discretion, provided that a non-employee director who serves out his or her term but does not stand for reelection shall be deemed to have retired from the Board in good standing), a non-employee director's Options and Retainer Stock Awards shall remain in effect, vest, become exercisable and expire as if he or she had remained a non-employee director of the Company. Upon a non-employee director's death, his or her legal representatives or heirs have one year within which to exercise those Options which were exercisable at the time of death, but in no event may the Options be exercised beyond the last date on which they could have been exercised had the non-employee director not died. All other Options not exercisable at the non-employee director's death will terminate as of the date of death. Should an individual cease to serve as a non-employee director for any other reason, all Options held by such person, whether or not then exercisable, and all unvested Retainer Stock Awards shall be forfeited upon cessation of service. With regard to Additional Shares, upon a non-employee director's death, all Restrictions with respect to the Additional Shares shall lapse and be of no further force or effect.

  No Impairment of the Company's Rights

     Nothing in the Directors Plan will be construed or interpreted so as to affect adversely or otherwise impair the Company's right to remove any non-employee director from service on the Board at any time in accordance with the provisions of applicable law, and no non-employee director shall have any claim or right to be granted or issued an Option, Retainer Stock Award, Elected Shares or Additional Shares, except as provided in the Directors Plan.

  Effective Date and Term of Plan

     The Directors Plan shall be effective as of the date of approval thereof by the Company's stockholders. No grants will be made under the Directors Plan unless the Directors Plan is approved by the stockholders at the 1998 Annual Meeting. The Directors Plan will terminate upon the earliest to occur of (i) ten years from the date of stockholder approval, (ii) the date on which all shares available for issuance under the Directors Plan have been issued, or (iii) the date on which all outstanding grants or awards are terminated or have vested or been forfeited. If the date of termination is determined under clause (i) above, then any Option grants and Retainer Stock Awards outstanding on such date will not be affected by the termination of the Directors Plan and will continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or awards and the Plan, and Additional Shares shall continue to be subject to the applicable provisions of the Directors Plan.

  Federal Tax Consequences

     Options granted under the Directors Plan are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The federal income tax treatment of such options may be summarized as follows:

     The grant of an Option to a non-employee director will not result in the recognition of any taxable income to such non-employee director. A non-employee director will recognize ordinary income on the date of exercise of an Option in an amount equal to the difference between (i) the fair market value of the shares acquired pursuant to the exercise of the Option, and (ii) the exercise price of the Option.

     A non-employee director who exercises an Option by tendering shares (the "Tendered Shares") will not recognize income as a result of the exercise of the Option with respect to that number of shares received ("Acquired Shares") which equals the number of Tendered Shares and will receive a carryover of the basis and holding period of the Tendered Shares for such number of Acquired Shares. Any Acquired Shares which exceed the number of Tendered Shares will cause the non-employee director to recognize ordinary income (and entitle the Company to a deduction) in an amount equal to the fair market value of such excess Acquired Shares on the date the Option was exercised. The non-employee director's basis for such number of excess Acquired Shares will equal the amount of ordinary income recognized as a result of the exercise of the Option and their capital gain holding period will begin on the date the Option is exercised.

     A non-employee director who receives a Retainer Stock Award should not recognize any taxable income upon the receipt of the Retainer Stock Award unless such non-employee director makes a timely election pursuant to Section 83(b) of the Code (an "83(b) Election"). However, a non-employee director who does not make an 83(b) Election will recognize taxable compensation income at the time his or her interest in the Retainer Stock Award is no longer subject to a substantial risk of forfeiture under the terms of the grant. The tax basis of the Retainer Stock Award to the non-employee director should be equal to the amount includable in the non-employee director's gross income as compensation, and the non-employee director's holding period for the Retainer Stock Award should normally commence on the day following the date on which the value of such Shares is includable in income. Dividends paid on Retainer Stock Awards prior to the lapse of the restrictions (if an 83(b) Election is not made) should be included in the income of the non-employee director as taxable compensation income when received.

     If the non-employee director makes a timely 83(b) Election, the non-employee director will recognize the fair market value of the Retainer Stock Awards as taxable compensation income at the time of their receipt. Any gain recognized on a subsequent sale of the Retainer Stock Awards, after a holding period of twelve (12) months has elapsed, will be treated as a long term capital gain.

     A non-employee director who elects to receive Elected Shares and Additional Shares will recognize ordinary compensation income in the amount of the fair market value of such shares as of the date they are credited to his or her account. With respect to shares received by non-employee directors pursuant to exercise of Options, Retainer Stock Awards, Elected Shares and Additional Shares, the Company will be entitled to a deduction for the amount included in the income of a non-employee director for the Company's taxable year within which the non-employee director's taxable year ends.

     The above is a general summary of the federal income tax consequences under current tax law. It does not purport to cover all of the special rules, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options, vesting of awards and the ownership or disposition of the underlying shares.

  New Plan Benefits

     The following table indicates the number of shares of Common Stock that could be received in fiscal 1999 under the Directors Plan and the estimated dollar value thereof:

                                                           NUMBER OF SHARES
                                                          UNDERLYING OPTIONS     DOLLAR
                   NAME AND POSITION                         STOCK GRANTS        VALUE
                   -----------------                      ------------------   ----------
Non-Employee Director Group (10 persons)
  Stock Options (subject to performance criteria).......        40,000         $  251,200(1)
  Retainer Stock Awards (subject to performance
     criteria)..........................................        20,000            467,500(2)
  Elected Shares in Lieu of Annual Retainer Fees........        10,690(3)         249,879(2)
  Additional Shares in Lieu of Annual Retainer Fees.....         5,340(3)         124,823(2)
                                                                ------         ----------
          Total (10 persons)............................        76,030         $1,093,402

---------------

(1) Assumes a value of $6.28 per share which is the same as the hypothetical grant value determined for options granted in fiscal 1998 to individuals in the Summary Compensation Table. See note (2) to the chart "Option Grants in Last Fiscal Year" on p. 10.

(2) Assumes a fair market value of $23 3/8 per share based on the closing price of the Company's Common Stock on the New York Stock Exchange on September 11, 1998.

(3) Under the Directors Plan, up to 50% of the annual retainer fee may be foregone in exchange for Common Stock of the Company as described herein. The number of shares to be granted depends upon the fees waived by each Director. The information reported assumes each Director elected to waive the maximum amount permitted.

     If this proposal is not approved, the 1995 Plan will remain in effect. Pursuant to the 1995 Plan, each non-employee Director receives options to purchase 4,000 shares of Company Common Stock per year at the last closing price of the Company's Common Stock on the New York Stock Exchange prior to the grant date. This proposal will not affect options already granted under the 1995 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE SYSCO CORPORATION NON-EMPLOYEE DIRECTORS STOCK PLAN

                      VOTING PROCEDURES AND VOTE REQUIRED

     The Board of Directors of the Company will select one or more Inspectors of Election, who shall determine the number of shares of voting stock outstanding, the voting power of each, the number of shares of stock represented at the Annual Meeting, the existence of a quorum (which shall consist of thirty-five percent (35%) of the shares entitled to vote), and the validity and effect of proxies. The Inspectors of Election shall receive votes, ballots or consents, hear and determine any challenges and questions arising in connection with the right to vote, tabulate all votes cast for and against (and abstentions in respect of) each proposal and determine the result of such vote.

     In accordance with the Delaware General Corporation Law, the election of the nominees named herein as directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will not be relevant to the outcome.

     The proposal for approval of the Sysco Corporation Non-Employee Directors Stock Plan will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal. Abstentions will have the effect of "negative" votes with respect to the proposal, while broker non-votes will have no effect on the outcome of the proposal. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the independent public accountants providing auditing, financial and tax services to the Company for fiscal year 1998 and will provide such services during the current fiscal year 1999. The Company expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and that they will be available to respond to appropriate questions.

     The Company has an Audit Committee of the Board of Directors which is composed of Colin G. Campbell (Chairman), Richard G. Merrill, Judith B. Craven, Frank A. Godchaux III, Frank H. Richardson, Phyllis S. Sewell, John W. Anderson and Thomas B. Walker, Jr. The Audit Committee held four (4) meetings during fiscal 1998. The Audit Committee reviews and reports to the Company's Board of Directors with respect to various auditing and accounting matters, including recommendations as to the selection of the Company's independent public accountants, the scope of the audit procedures, the nature of the services to be performed for the Company, the fees to be paid to the Company's independent public accountants, the performance of the Company's independent public accountants and the accounting practices of the Company.

                             STOCKHOLDER PROPOSALS

     Appropriate proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by May 29, 1999 for inclusion in its Proxy Statement and form of proxy relating to that meeting. If the date of the next Annual Meeting is subsequently advanced or delayed by more than 30 calendar days from the date of the Annual Meeting to which this Proxy Statement relates, the Company shall, in a timely manner, inform its stockholders of the change and the date by which proposals of stockholders must be received.

     In addition, all stockholder proposals submitted outside of the stockholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company by August 12, 1999, in order to be considered timely. If such stockholder proposals are not timely received, proxyholders will have discretionary voting authority with regard to any such stockholder proposals which may come before the 1999 Annual Meeting. With regard to such stockholder proposals, if the date of the next annual meeting is subsequently advanced or delayed by more than 30 calendar days from the date of the Annual Meeting to which this Proxy Statement relates, the Company shall, in a timely manner, inform stockholders of the change and the date by which proposals must be received.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     Management does not know of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1998 ANNUAL MEETING OF STOCKHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED JUNE 27, 1998. REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO THE INVESTOR RELATIONS DEPARTMENT, SYSCO CORPORATION, 1390 ENCLAVE PARKWAY, HOUSTON, TEXAS 77077-2099.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A

                               SYSCO CORPORATION
                       NON-EMPLOYEE DIRECTORS STOCK PLAN

                                   ARTICLE 1

                                    GENERAL

     This Non-Employee Directors Stock Plan (the "Plan") is established to attract, retain and compensate for service as members of the Board of Directors highly qualified individuals who are not current employees of Sysco Corporation (the "Corporation") and to enable them to increase their ownership in the Corporation's common stock. This Plan will be beneficial to the Corporation and its stockholders since it will allow these Directors to have a greater personal financial stake in the Corporation through the ownership of the Corporation's common stock, in addition to underscoring their common interest with stockholders in increasing the value of the Corporation over the longer term.

     SECTION 1.1 Eligibility. All members of the Corporation's Board of Directors who are not current employees of the Corporation or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in this Plan.

     SECTION 1.2  Shares Available.

     (a) Number of Shares Available. There are hereby reserved for issuance under this Plan 400,000 shares of the Corporation's Common Stock, $1.00 par value ("Common Stock"), which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

     (b) Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares to be issued hereunder, in the number and kind of shares covered by outstanding stock options ("Options") under this Plan and in the option price thereof, shall be made if, and in the same manner as, such adjustments are made to awards issued under the Corporation's incentive plans for management of the Corporation then in effect.

                                   ARTICLE 2

                                 OPTION AWARDS

     SECTION 2.1 Options. No Options granted pursuant to this Plan may be "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended.

     SECTION 2.2 Annual Grant of Stock Options. If the Corporation achieves for any fiscal year an increase in after-tax basic earnings per share ("EPS") of 10% or more over EPS for the prior fiscal year, determined consistently with determinations made in connection with the measurement of the Corporation's performance under incentive compensation plans for management of the Corporation, or in the event such increase is not achieved, if the Board of Directors shall waive this requirement, each individual elected, re-elected or continuing as a Non-Employee Director shall automatically receive an Option for 4,000 shares of Common Stock on the first business day (the "Award Date") after the Corporation's Annual Meeting of Stockholders which follows the close of such fiscal year.

     Notwithstanding the foregoing, if, on the Award Date, the General Counsel of the Corporation determines, in his/her sole discretion, that the Corporation is in possession of material, undisclosed information about the Corporation, then the annual grant of Options to Non-Employee Directors shall be suspended until the second day after public dissemination of such information, and the price, exercisability dates and option period shall then be determined by reference to such later date. If Common Stock is not traded on the New York Stock Exchange ("NYSE") on any date a grant would otherwise be awarded, then

                               Appendix A -- p. 1
the grant shall be made the next day thereafter on which Common Stock is so traded. All Option grants pursuant to this Plan shall be evidenced by a written instrument consistent with the provisions hereof.

     SECTION 2.3 Option Price. The price of the Option shall be the last closing price of the Corporation Common Stock on the NYSE prior to the grant of the Option.

     SECTION 2.4 Option Period. An Option granted under this Plan shall become exercisable and shall expire in accordance with the vesting and other conditions contained on Exhibit A hereto, as the same may be amended in accordance with
Section 5.3 hereof, or in accordance with such other vesting requirements as the Board of Directors shall substitute at or after the date of grant with respect to any individual or group of individuals; provided, however, that no Option may be exercised later than ten years after the date of grant thereof.

     SECTION 2.5 Payment. The Option exercise price shall be paid in cash in U.S. dollars at the time the Option is exercised or in shares of Corporation Common Stock having an aggregate Fair Market Value equal to the Option exercise price (determined as of the last business day prior to the date of exercise, in accordance with Section 2.3 above) or by a combination of cash and Common Stock. For purposes of this plan, "Fair Market Value" means, for any given business day, the average of the quoted daily high and low prices of Corporation Common Stock on the NYSE on such day.

     SECTION 2.6 Nontransferability of Options. No Option granted under this Plan is transferable other than by will or the laws of descent and distribution. During the grantee's lifetime, an Option may be exercised only by the grantee or the grantee's guardian or legal representative.

                                   ARTICLE 3

                             RETAINER STOCK AWARDS

     SECTION 3.1  Terms and Conditions.

     (a) As of the date of the Annual Meeting of Stockholders of the Corporation held in calendar 1998, each Director who is then a Non-Employee Director shall be granted a Retainer Stock Award (as defined below). Thereafter, as of the date of each subsequent Annual Meeting of Stockholders of the Corporation, each Director who is then a Non-Employee Director (excluding any Non-Employee Director who has previously received a Retainer Stock Award) shall be granted a Retainer Stock Award.

     (b) The Retainer Stock Award shall consist of the grant of 2,000 shares of Common Stock, to vest as follows:

          (1) One-third of the Retainer Stock Award shall vest after two years from the date of grant if the average increase in EPS over the two most recent fiscal years ending prior to the second anniversary of the date of grant is 10% or more;

          (2) An additional one-third of the Retainer Stock Award shall vest after four years from the date of grant if the average increase in EPS of the Corporation over the two most recent fiscal years ending prior to the fourth anniversary date of the grant is 10% or more, and if the first third of the Retainer Stock Award did not vest under paragraph (b)(1), the first third will also vest if the average increase in EPS over the four most recent fiscal years ending prior to the fourth anniversary of the date of grant is 10% or more;

          (3) The final one-third of the Retainer Stock Award shall vest after six years from the date of grant if the average increase in EPS of the Corporation over the two most recent fiscal years ending prior to the sixth anniversary of the date of grant is 10% or more;

          (4) Notwithstanding the foregoing, 100% of the Retainer Stock Award shall vest if the average increase in EPS over the six most recent fiscal years ending prior to the sixth anniversary of the date of grant is 10% or more. Any portion of the Retainer Stock Award which is not vested on the sixth anniversary of the date of grant thereof shall be forfeited.

                               Appendix A -- p. 2

          (5) Any unvested portion of the Retainer Stock Award shall vest upon the occurrence of a Change in Control as defined in Exhibit A.

     (c) The Retainer Stock Awards granted under this Section 3.1 shall be subject to the limitations set forth in Section 3.3.

     SECTION 3.2 Fractional Shares. If the number of shares that may be vested under a Retainer Stock Award for a Non-Employee Director would result in a fractional share, then the number of shares otherwise available shall be reduced to the next lowest number that would result in the allocation of no fractional shares.

     SECTION 3.3 Limitations on Stock. Common Stock granted as a Retainer Stock Award shall be subject to the following limitations:

          (a) Such Common Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date it is vested.

          (b) Each certificate issued in respect of such Common Stock shall be registered in the name of the Non-Employee Director and deposited, together with a stock power endorsed in blank, with the Corporation.

          (c) Each Retainer Stock Award shall be evidenced by a written agreement duly executed on behalf of the Corporation and the Non-Employee Director for whom such award is granted, dated as of the date of issuance of the Common Stock to which it relates. Such agreement shall comply with and be subject to the terms of the Plan.

          (d) Except as otherwise provided by this Plan, each Non-Employee Director, as owner of shares of Common Stock granted to him or her as a Retainer Stock Award, shall have all the rights of a stockholder, including but not limited to the right to vote such shares and the right to receive all dividends paid on such shares; provided, however, that no dividends shall be payable to or for the benefit of a Non-Employee Director with respect to record dates for such dividends occurring on or after the date, if any, on which the Non-Employee Director has forfeited the Common Stock.

                                   ARTICLE 4

                        ELECTION TO RECEIVE COMMON STOCK

     SECTION 4.1 Eligibility. A Non-Employee Director who is otherwise eligible to receive cash payment for services provided as a Director may elect to receive up to 50% of his or her annual retainer fee, in 10% increments, exclusive of any fees or other amounts payable for attendance at the meetings of the Board or for service on any committee thereof, in the form of Common Stock (a "Stock Election"), subject to the following terms of this Section 4. The amount of the fee which a Non-Employee Director elects to receive in Common Stock is referred to herein as the "Elected Amount." The Elected Amount shall be deducted ratably from the quarterly payments of the annual retainer fee payable to such Non-Employer Director in that fiscal year in which the Elected Amount would have been paid but for the Stock Election.

     SECTION 4.2 Common Stock. Any Non-Employee Director who makes a stock election pursuant to Section 4.1 (an "Electing Director") shall have an account created on the books of the Corporation to which shares of Common Stock shall be credited and debited as provided in this Article 4 (the "Stock Account"). Each Electing Director shall have credited to his or her Stock Account on the date of each quarterly payment of the annual retainer fee (the "Quarterly Payment Date") the sum of (i) that number of shares of Common Stock determined by dividing his or her Elected Amount by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as "Elected Shares") and (ii) that number of shares of Common Stock determined by dividing 50% of the Elected Amount by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as "Additional Shares").

     SECTION 4.3 Vesting. All Elected Shares and Additional Shares shall be 100% vested as of the date they are credited to the Electing Director's Stock Account. Additional Shares, however, may not be sold or

                               Appendix A -- p. 3
transferred for a period of two years after the date as of which they are issued and such shares shall bear a legend setting forth this restriction (the "Restriction"). The Restriction shall remain in effect after the date an Electing Director ceases to be a Director; provided, however, that (i) if an Electing Director ceases to be a Director by reason of death disability or departure in good standing (as defined in Section 5.1), the Restriction shall lapse and be of no further force or effect on or after the date of such death or disability; and (ii) the Restriction shall lapse and be of no further force or effect on the date of a Change in Control.

     SECTION 4.4 Date of Issuance. The date of issuance of Common Stock issued pursuant to this Article 4 (the "Issue Date") shall be December 31 for any year as to which a Non-Employee Director has made a stock election as described in
Section 4.1 hereof, or if December 31 is not a business day for the Corporation's transfer agent, on the last business day of the Corporation's transfer agent prior to December 31. As of the Issue Date, a certificate for the total number of vested shares in his or her account on the Issue Date shall be issued to such Electing Director subject to the other terms and conditions of this Plan and at that time, the balance in each Electing Director's Stock Account shall be debited by the number of shares issued. Notwithstanding the foregoing, if a Non-Employee Director ceases to be a director for any reason when there are shares accrued to such director's Stock Account, certificates for such shares shall be issued within 60 days of the date such Non-Employee Director ceases to be a director and the date such shares are issued shall be the Issue Date of such shares.

     SECTION 4.5 Method of Election. A Non-Employee Director who wishes to make a Stock Election must deliver to the Secretary of the Corporation a written irrevocable election specifying the Elected Amount by January 31 of the calendar year to which the Stock Election relates (or at such other time required under rules established by the Board).

                                   ARTICLE 5

                                 MISCELLANEOUS

     SECTION 5.1 Cessation of Service. Upon cessation of service as a Non-Employee Director (for reasons other than death), all Options, whether or not exercisable at the date of cessation of service, and all unvested Retainer Stock Awards shall be forfeited by the grantee; provided, however, that, subject to Paragraph 3 of Exhibit A, if a grantee leaves the Board of Directors in "good standing" (for reasons other than death), such grantee's Options and Retainer Stock Awards shall remain in effect, vest, become exercisable and expire as if the grantee had remained a Non-Employee Director of the Corporation. Whether or not a Non-Employee Director has left the Board in "good standing" shall be determined by the Corporation's Board of Directors, in its sole discretion; provided, however, that any Non-Employee Director who serves out his/her term but does not stand for re-election at the end thereof shall be deemed to have left the Board of Directors in "good standing." Status of Elected Shares and Additional Shares shall be governed by Section 4.3.

     SECTION 5.2 Death. Upon the death of a Non-Employee Director, only those Options which were exercisable on the date of death shall be exercisable by his/her legal representatives or heirs. Such Options must be exercised within one year from date of death or they shall be automatically forfeited (but in no event may the Options be exercised beyond the last date on which they could have been exercised if the Non-Employee Director had not died). In addition, in the event of the death of a Non-Employee Director, all of his/her unvested Retainer Stock Awards shall be automatically forfeited, but all restrictions with respect to Additional Shares shall lapse.

     SECTION 5.3 Administration and Amendment of the Plan. This Plan shall be administered by the Board of Directors of the Corporation. This Plan may be terminated or amended by the Board of Directors as it deems advisable. No amendment may revoke or alter in a manner unfavorable to the grantees any Options, Retainer Stock Awards or Elected Shares then outstanding. No Option, Retainer Stock Award, Elected Shares or Additional Shares may be issued under this Plan after that date which is ten years from the date of stockholder approval of this Plan, but Options granted prior to that date shall continue to become exercisable and may be exercised according to their terms, Retainer Stock Awards granted prior to that date shall

                               Appendix A -- p. 4
continue to vest in accordance with their terms and Additional Shares shall continue to be subject to the provisions hereof.

     SECTION 5.4 No Other Rights. Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted or issued an Option, Retainer Stock Award, Elected Shares or Additional Shares under this Plan. Neither this Plan nor any actions hereunder shall be construed as giving any Director any right to be retained in the service of the Corporation.

     SECTION 5.5 Prior Plan. This Plan supersedes the Corporation's existing Non-Employee Directors Stock Option Plan (the "Directors Option Plan"). No further options will be granted under the Directors Option Plan following approval of this Plan by the Corporation's Stockholders.

     SECTION 5.6 Effective Date. This Plan shall be effective on that date that it is approved by the Stockholders of the Corporation.

                               Appendix A -- p. 5

                         EXHIBIT A TO SYSCO CORPORATION
                       NON-EMPLOYEE DIRECTORS STOCK PLAN

     In addition to the conditions set out in the Plan, the exercise of an Option is contingent upon satisfying the below requirements:

          1. The fiscal year immediately prior to the fiscal year in which the Option is granted is the "Base Year" for determining if vesting requirements have been met. One-third of the total number of shares covered by an Option shall vest at the conclusion of any of the five fiscal years of the Corporation following the Base Year, provided that the after tax basic earnings per share of the Corporation ("EPS") increased at least 20% in such fiscal year over the Corporation's EPS for the prior fiscal year. If EPS of the Corporation should increase less than 20% in any one fiscal year over the prior fiscal year, the Option can be vested at the conclusion of any fiscal year ending within the five-year period following the date of grant of the Option (the "Vesting Period") in which EPS of the Corporation for the fiscal years after the Base Year have grown at a minimum rate of 15%, compounded annually, with one-third of the total number of shares covered by the Option to vest for each fiscal year after the Base Year included in the calculation of the 15% compounded minimum growth rate.

          2. If neither of the vesting requirements set out in the paragraph immediately above is met, an Option may still vest, in part or in whole, subject to the following criteria:

             (a) For any fiscal year within the Vesting Period in which the Corporation's annual return on shareholders' equity (computed in a manner consistent with the computation of the Corporation's annual return on shareholders' equity under the Corporation's incentive compensation plans for management of the Corporation) equals or exceeds 17.5% and the increase in EPS of the Corporation over the prior fiscal year equals or exceeds 15%, one-third of the Option will vest.

             (b) If the Corporation's average annual return on shareholders' equity (computed in a manner consistent with the computation of the Corporation's annual return on shareholders' equity under the Corporation's incentive compensation plans for management of the Corporation) for the five fiscal years ending within the Vesting Period equals or exceeds 17.5% and the increase in EPS of the Corporation over such five fiscal years equals or exceeds 10%, compounded annually, the Option will fully vest.

          3. If none of the vesting requirements set out above are met within the Vesting Period as to any portion of an Option, such Option (or portion thereof) will nonetheless vest and become exercisable six months prior to the expiration thereof (the "Supplemental Vesting Date") provided that the grantee of the Option (the "Grantee") continues to serve on the Corporation's Board of Directors as a Non-Employee Director on the Supplemental Vesting Date.

          Notwithstanding anything in Section 5.1 of the Plan to the contrary, if any Option (or portion thereof) has not vested by the end of the Vesting Period, said Option (or portion thereof) shall be automatically forfeited when the Grantee ceases to serve as a Non-Employee Director (for reasons other than death) if such cessation occurs prior to the Supplemental Vesting Date.

          4. Subject to the limitations set forth in the Plan, the vested portion of an Option may be exercised at any time following the conclusion of the fiscal year in which it vests, provided that at the time of exercise all of the conditions set forth in the Plan have been met. No portion of any Option may be exercised prior to one calendar year following the date of grant thereof.

          5. Notwithstanding anything to the contrary contained in the Plan, all unvested options shall become vested and immediately exercisable upon the occurrence of a Change in Control. For purposes of this Plan, "Change in Control" means that a person or persons who are acting together for the purpose of acquiring an equity interest in the Corporation acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (as amended) of 20% or more of the outstanding Common Stock.

                               Appendix A -- p. 6

                                                                     SYSCO-PS-98

                                  DETACH HERE

                                     PROXY

                               SYSCO CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               SYSCO CORPORATION

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          NOVEMBER 6, 1998, 10:00 A.M.



The undersigned hereby constitutes and appoints John F. Woodhouse and Arthur J. Swenka, and each of them jointly and severally, proxies, with full power of substitution to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sysco Corporation (the "Company") to be held on November 6, 1998 at 10:00 a.m., at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056-1999, or any adjournment thereof.

The undersigned acknowledges the receipt of Notice of the aforesaid Annual Meeting and Proxy Statement, each dated September 25, 1998, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side.


----------------                                              ----------------
  SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
     SIDE                                                          SIDE
----------------                                              ----------------

                                  DETACH HERE

--- PLEASE MARK
 X  VOTES AS IN
--- THIS EXAMPLE


1.  Election of Directors.
    NOMINEES: Gordon M. Bethune, Colin G. Campbell,
              Frank A. Godchaux III, Frank H. Richardson and John F. Woodhouse

               FOR [ ]       [ ] WITHHELD

    [ ] -----------------------------
        FOR all nominees except those
        whose name(s) are written
        above.


                                        FOR  AGAINST  ABSTAIN
2.  Approval of the Sysco Corporation
    Non-Employee Directors Stock Plan.  [ ]    [ ]       [ ]



3. On all other matters which may properly come before the meeting or any adjournment thereof.


ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR NAMED HEREON AND "FOR" APPROVAL OF THE SYSCO CORPORATION NON-EMPLOYEE DIRECTORS STOCK PLAN.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

(Signature should conform to name and title stenciled hereon. Where there is more than one owner, each should sign. Executors, administrators, trustees, guardians and attorneys should add their title upon signing.)

Please sign below, date and return promptly.

No postage required if this proxy is returned in the enclosed envelope and mailed in the United States.



Signature:                                   Date:
          ---------------------------------       ----------------------


Signature:                                   Date:
          ---------------------------------       ----------------------